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                                                                      EXHIBIT 10

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 13, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of The Merger Fund, which is also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in such Prospectus and "Independent Accountants" and "Experts" in such Statement of Additional Information.

PRICEWATERHOUSECOOPERS LLP
Milwaukee, Wisconsin
November 25, 1998